Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRESIDIO, INC.

Presidio, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is Presidio, Inc., which was originally incorporated under the name “Aegis Holdings, Inc.”

2. The Corporation’s Certificate of Incorporation was filed with the Secretary of State of Delaware on November 20, 2014; the Corporation’s Amended and Restated Certificate (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of Delaware on February 3, 2015; and the Corporation’s First Amended and Restated Certificate of Incorporation was amended in part on September 15, 2016.

3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance therewith, and amends, restates and integrates the provisions of the First Amended and Restated Certificate of Incorporation.

4. The text of the First Amended and Restated Certificate of Incorporation, as amended, is further amended and restated by this Amended and Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME

The name of this Corporation is Presidio, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Delaware is located at Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent for service of process in Delaware is:

Corporation Service Company

Suite 400

2711 Centerville Road

Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(1) Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000,100 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(a) 250,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).

(b) 100 shares of Preferred Stock, $0.01 par value (“Preferred Stock”).

(2) Powers and Rights of the Common Stock. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all issued and outstanding shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

(a) Voting Rights and Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder’s name. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting in the election of directors. The holders of shares of Common Stock shall have the relevant class voting rights and powers set forth in Section (3) of this Article IV.

(b) Dividends. Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Common Stock shall be entitled to receive ratably such dividends, as may from time to time be declared by the Board of Directors out of funds legally available therefor.

(c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Common Stock.

(3) Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon shares of such series and the times at which such dividends shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

(4) Issuance of Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE V

DIRECTORS

(1) Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

(a) To adopt, amend, alter, change or repeal the Bylaws of the Corporation; provided that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted;

(b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and

(c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation, and the Bylaws of the Corporation.

(2) Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors pursuant to the Bylaws of the Corporation, by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, but shall never be less than the minimum number required by the General Corporation Law of the State of Delaware. As used in this Amended and Restated Certificate of Incorporation, the term “entire Board of Directors” means the total number of directors fixed in the manner provided in this Article V, Section (2) and in the Bylaws of the Corporation.

(3) Classification of Directors. The directors shall be classified, with respect to the terms for which they severally hold office, into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The Class I directors shall serve for a term expiring at the annual meeting of stockholders first occurring after the date of this Amended and Restated Certificate of Incorporation; the Class II directors shall serve for a term expiring at the second annual meeting of stockholders occurring after this Amended and Restated Certificate of Incorporation; and the Class III directors shall serve for a term expiring at the third annual meeting of stockholders occurring after the date of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, the successor or successors to the class of directors whose term expires at that meeting shall be elected in accordance with the Bylaws, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualify, or until their earlier death, disqualification, resignation or removal.

(4) Removal of Directors. Subject to applicable law and the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of holders of shares entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

(5) Vacancies. Subject to applicable law and the rights of holders of shares of one or more classes or series of Preferred Stock, vacancies in the Board of Directors for any reason, including by reason of an increase in the authorized number of directors, shall, if occurring prior to the expiration of the term of office in which the vacancy occurs, only be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) Right to Indemnification. The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, except as provided in Section (7) of this Article VI with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

(2) Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) of this Article VI, or in defense of any claim, issue or matter therein, such indemnitee shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such indemnitee in connection therewith.

(3) Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a present director or officer of the Corporation, or a person presently serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article VI; provided, further, that a former director or officer of the Corporation, or a person formerly serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking to the extent an undertaking would be required of a present director or officer pursuant to this Section (3).

(4) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

(5) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

(6) Certain Definitions. For the purposes of this Article VI, (a) any director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all predecessor corporations and constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(7) Proceedings to Enforce Rights to Indemnification.

(a) If a claim under Section (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the

Corporation to recover the unpaid amount of the claim. Any such written claim under Section (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections (1), (2) and (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section (7)(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

(8) Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VII

DIRECTOR LIABILITY TO THE CORPORATION

(1) Limitation on Liability. A director’s liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law. In particular, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (d) for any transaction from which the director derived an improper personal benefit.

(2) Repeal or Modification. Any repeal or modification of the foregoing Section (1) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(3) Amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

(1) Reservation of Rights to Amend. Notwithstanding the provisions of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

(2) Amendment. At any time prior to such time when the Apollo Group (as defined in Article IX and including any portfolio company thereof) no longer collectively beneficially hold 50.1% of the Corporation’s outstanding shares entitled to vote generally in the election of directors (the “Trigger Date”), any amendment, alteration, change or repeal of this Amended and

Restated Certificate of Incorporation may only be made by the affirmative vote of holders of shares entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors. Subject to applicable law, on or after the Trigger Date, any amendment, alteration, change or repeal of this Amended and Restated Certificate of Incorporation may only be made by the affirmative vote of holders of shares entitled to cast at least two thirds of the votes entitled to be cast generally in the election of directors.

(3) Construction. Each reference in this Amended and Restated Certificate of Incorporation to “the Amended and Restated Certificate of Incorporation,” “hereunder,” “hereof,” or words of like import and each reference to the Amended and Restated Certificate of Incorporation set forth in any amendment to the Amended and Restated Certificate of Incorporation shall mean and be a reference to the Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Amended and Restated Certificate of Incorporation.

ARTICLE IX

RELATED PERSONS; CORPORATE OPPORTUNITIES

(1) Related Person Transactions.

(a) Neither any contract or other transaction between the Corporation and any other Entity, nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are a Related Person. Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that such person is a Related Person is disclosed or is known to the Board of Directors or a majority of directors present at any meeting of the Board of Directors at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board of Directors during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

(b) Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

(c) Subject to any express agreement that may from time to time be in effect, a Covered Apollo Person may, and shall have no duty not to, in each case on behalf of Apollo, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Apollo Group, and waives any claim against a Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article VI.

(d) In the event that a Covered Apollo Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Apollo Person, in his or her Apollo-related capacity, or Apollo and (y) the Corporation, the Covered Apollo Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim, that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Apollo Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Apollo Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article VI.

(2) Definitions. For purposes of this Amended and Restated Certificate of Incorporation the following terms shall have the following meanings:

(a) “Affiliate” shall have the same meaning as in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Apollo” means Apollo Global Management, LLC, together with its subsidiaries.

(c) “Apollo Group” means, collectively, (i) Apollo, (ii) certain investment funds affiliated with or managed by Apollo, including Apollo Investment Fund VIII, L.P., along with their parallel investment funds, (iii) any other investment fund or other collective investment vehicle affiliated with or managed by Apollo or whose general partner or managing member is owned, directly or indirectly, by Apollo and (iv) any Affiliate of the foregoing (in each case, other than the Corporation and its subsidiaries);

(d) “Corporation” means Presidio, Inc. and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which Presidio, Inc. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which Presidio, Inc. otherwise controls.

(e) “Covered Apollo Person” means (x) any director or officer of the Corporation who is also an officer, director, employee, managing director or other affiliate of a member of the Apollo Group and (y) Apollo.

(f) “Related Person” means a person who is a director and/or officer of the Corporation and is also a member of the Apollo Group.

(g) “Entity” means any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity.

(3) Notice. Any person or Entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(4) Expiration. At any time that a member of the Apollo Group owns any shares of stock of the Corporation, this Article IX may not be amended, modified or repealed, and no provision inconsistent herewith shall be adopted, without the prior written consent of Apollo.

(5) Conflict. In the event of a conflict between this Article IX and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article IX shall prevail in all circumstances.

ARTICLE X

BUSINESS COMBINATIONS

The Corporation elects that none of the members of the Apollo Group (as defined in Article IX and including any portfolio company thereof) nor any of their Affiliates (as defined in

Article IX) shall be deemed an Interested Stockholder (as defined in Section 203 of the General Corporation Law of the State of Delaware) of the Corporation for any purpose whatsoever under Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XI

ACTION BY STOCKHOLDERS

(1) Action by Written Consent. Subject to applicable law, at any time prior to the “Trigger Date”, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the General Corporation Law of the State of Delaware. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action. Subject to applicable law, on or after the Trigger Date, any action which is required to be or may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing are unanimous.

(2) Shareholder Meetings. Subject to applicable law and the rights of the holders of any series of Preferred Stock, at any time prior to the Trigger Date, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called from time to time (i) by the affirmative vote of a majority of the Board of Directors, (ii) by the chairman of the Board of Directors, (iii) by the Chief Executive Officer or (iv) by stockholders, individually or collectively, holding more than 50.1% of the aggregate voting power of all outstanding shares of capital stock of the Corporation. Subject to applicable law and the rights of the holders of any series of Preferred Stock, at any time after the Trigger Date, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called (i) by the affirmative vote of a majority of the Board of Directors, (ii) by the chairman of the Board of Directors or (iii) by the Chief Executive Officer. Such request shall state the purpose or purposes of the proposed meeting.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (in each case, as they may be amended from time to time), (iv) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware).

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer this 10th day of March, 2017.

Presidio, Inc.

By:	/s/ Robert Cagnazzi
	Name:	Robert Cagnazzi
	Title:	Chief Executive Officer

[Signature Page to A&R Charter]